EXHIBIT 10.1

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INGRAM
  MICRO

June 26, 2002

Dear Solution Provider:

Thank you for choosing Ingram Micro as your distribution partner. We look forward to supporting your business with our unparalleled service, support and product breadth.

This letter provides basic information to begin working with us; your account information, web site access, technical support and more. Please keep this letter for your records, as this is the only notice that you will receive.

Your customer number is 21-350971. You may place orders with us using MasterCard, Visa or Discover. You may request prepay options or electronic funds transfer (EFT) through your credit representative by calling (716) 616-4000. If your company resides in AK, AZ, CA, CO, HI, ID, MT, NM, NV, OR, UT, WA or WY, you may contact your credit representative by calling (714) 382-2197. Your first order must total $500 in shippable product. Please don't delay - if your account is inactive within any twelve-month period, it will be deleted.

To view our product catalog, please visit www.ingrammicro.com. The site provides current product information and real-time price and availability 24 hours a day. To receive an ID and password, call Electronic Commerce Support at (800) 616-4665 (option 2), 8:00 a.m. - 8:00 p.m. Eastern time. To learn more about product searches and pricing online, access our computer-based training at http://vsc.ingrammicro.com/rtrain/IngramMicro.htm.

Once you obtain your ID and password, you can:

* Receive free ground freight on orders of more than $1,600 that are shipped within the continental United States. If you need a hard-copy catalog, call New Accounts at (800) 456-8000, ext. 41, within 30 days of the date of this letter. If the 30-day limit has passed, or you need additional catalogs, you may order them for $8.50 each (reference Ingram Micro SKU 039658). Normal shipping and handling fees apply.

* Research and order software licensing. Visit the Software Licensing section for programs that can bring big sales opportunities. For your customers, software licensing ensures legal compliance and provides cost savings, version protection with upgrade maintenance, and easy service and support add-ons. Our solution providers receive industry-leading sales, service and support for software titles from IBM, Microsoft and Symantec and other participating manufacturers.

* Request RMA numbers and track orders. You can also find answers to your questions regarding shipping discrepancies, manufacturers' return policies stock balancing and defective/DOA product issues. If you need to contact our ISO 9002-certified Customer Service department, call (800) 274-4800, 8:00 a.m. - 8:00 p.m. Eastern time.

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*    Take advantage of solutions and services you can sell.  Choose from product categories such as Macintosh, High-End Storage, Security and Wireless. These sections help you enter new markets by identifying product solutions and services and their sales opportunities.

Technical Support is free to new customers for the first three months. After that period, the service is free for solution providers who maintain a minimum net purchase of $7,500 during the previous three-month period. Our team of 150 specialists hold more than 1,000 certifications from top manufacturers and associations. You can access pre-sale Technical Support at (800) 445-5066, 8:30 a.m. - 8:30 p.m. Eastern time.

Again,  thank you for choosing Ingram Micro.  Our sales office is open 8:00 a.m.
- 9:00 p.m. Eastern time at (800) 456-8000, ext. 41.


Sincerely


INGRAM MICRO NEW ACCOUNTS DEPARTMENT







Ingram Micro, Inc.
1759 Wehrle Drive
Williamsville, NY  14221-7887
(716) 633-3600
www.ingrammicro.com